EXHIBIT 99.1

Cash Incentive Awards

On February 17, 2005, the Compensation and Personnel Committee (the “Committee”) of the Company’s Board of Directors awarded the following 2004 annual cash incentives:

Ramani Ayer	$2,100,000
Thomas Marra	$1,776,500
David Zwiener	$1,696,900
David Johnson	$1,120,100
Neal Wolin	$1,150,000

Base Salary

The 2004 base salary for each named executive officer, which became effective on February 1, 2004, is set forth below:

Ramani Ayer	$1,150,000
Thomas Marra	$983,000
David Zwiener	$983,000
David Johnson	$631,000
Neal Wolin	$575,000

The 2005 base salary for each named executive officer, which became effective on February 1, 2005, is set forth below:

Ramani Ayer	$1,150,000
Thomas Marra	$990,000
David Zwiener	$990,000
David Johnson	$650,000
Neal Wolin	$650,000

Stock Options1

On February 17, 2005, options to purchase the number of shares of common stock listed below, at an exercise price of $71.27 per share (the closing price of a share of common stock on the date of the grant), were awarded to each named executive officer:

Ramani Ayer	79,454
Thomas Marra	43,339
David Zwiener	43,339
David Johnson	21,669
Neal Wolin	17,335

In 2004, options to purchase the number of shares of common stock listed below, at an exercise price of $65.99 per share (the closing price of a share of common stock on February 18, 2004, the date of the grant), were awarded to each named executive officer:

Ramani Ayer	96,723
Thomas Marra	63,723
David Zwiener	63,723
David Johnson	34,137
Neal Wolin	19,345

1 The stock options awarded in 2005 will vest upon the later of: (i) the date upon which the closing price of the underlying stock on the New York Stock Exchange equals or exceeds 125% of the option exercise price for a period of at least 10 consecutive trading days, and (ii) three years from the grant date.

Restricted Stock

On February 17, 2005, 12,600 and 14,000 shares of restricted stock were awarded to Messrs. Ayer and Johnson, respectively.

In 2004, 22,700, 15,200, 15,200 and 15,500 shares of restricted stock were awarded to Messrs. Ayer, Marra, Zwiener and Wolin, respectively.

Restricted Stock Units2

On February 17, 2005, the named executive officers were granted restricted stock units in the amounts listed below:

Ramani Ayer	25,723.7734
Thomas Marra	14,031.1492
David Zwiener	14,031.1492
David Johnson	7,015.5746
Neal Wolin	5,612.4597

No restricted stock units were granted in 2004.

Performance Shares3

On February 17, 2005, the named executive officers were granted performance shares for the performance period from January 1, 2005 through December 31, 2007 in the amounts listed below:

Ramani Ayer	25,724
Thomas Marra	14,031
David Zwiener	14,031
David Johnson	7,016
Neal Wolin	5,612

On February 18, 2004, the named executive officers were granted performance shares for the performance period from January 1, 2004 through December 31, 2006 in the amounts listed below:

Ramani Ayer	32,202
Thomas Marra	21,215
David Zwiener	21,215
David Johnson	11,365
Neal Wolin	6,440

2 Each restricted stock unit represents a contractual right to receive, pursuant to the terms of the Company’s Incentive Stock Plan, one share of common stock of the Company at the end of a three year service period.

3 Performance shares represent shares of common stock of the Company which vest upon the Company’s achievement of one or more performance objectives over the performance period established by the Committee. The performance shares will not vest and become payable unless and until the Committee determines, following the end of the performance period, that the performance objectives have been met. The Committee in its sole discretion may elect to pay such awards part in shares of common stock and part in cash or entirely in cash.